Exhibit 99.1 Financial Statements and Supplementary Data.

Page No.
•	Report of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP.	F-1
•	Report of Independent Registered Public Accounting Firm McGladrey & Pullen, LLP.	F-2
•	Consolidated Balance Sheets of the Company as of December 31, 2008, and for Waterfront, as of December 31, 2007	F-3
•
Consolidated Statements of Operations, of the Company for the period from March 20, 2008 through December 31, 2008 and for Waterfront, for the period from January 1, 2008 through March 19, 2008, and for the year ended December 31, 2007
F-4
•
Consolidated Statements of Stockholders’ Equity (Members’ Deficit) of the Company for the period from March 20, 2008 through December 31, 2008, and for Waterfront, for the period from January 1, 2008 through March 19, 2008, and for the year ended December 31, 2007
F-5
•
Consolidated Statements of Cash Flows, of the Company for the period from March 20, 2008 through December 31, 2008, and for Waterfront, for the period from January 1, 2008 through March 19, 2008, and for the year ended December 31, 2007
F-6
•	Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
  Pacific Office Properties Trust, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity (members’ deficit), and of cash flows present fairly, in all material respects, the financial position of Pacific Office Properties Trust, Inc. (the “Company”) at December 31, 2008 and the results of their operations and their cash flows for the period from March 20, 2008 to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the accompanying consolidated statements of operations, of stockholders’ equity (members’ deficit) and of cash flows present fairly, in all material respect the results of operations and cash flows of Waterfront Partners OP, LLC (“Waterfront”) for the period from January 1, 2008 through March 19, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s and Waterfront’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2008 and for the period from March 20, 2008 to December 31, 2008 for the correction of an error.

/s/  PricewaterhouseCoopers LLP

Los Angeles, California
March 27, 2009, except for the section titled “Restatement for Classification and Measurement of Non-Controlling Interests” included in Note 2, as to which the date is November 23, 2009.

Report of Independent Registered Public Accounting Firm

To the Principals of Waterfront Partners OP, LLC

We have audited the accompanying consolidated balance sheet of Waterfront Partners OP, LLC (Waterfront) as of December 31, 2007 and the related consolidated statements of operations, members’ deficit and cash flows for the year then ended. Our audit also included the financial statement schedule III — real estate and accumulated depreciation of Waterfront for the year ended December 31, 2007. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waterfront as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related 2007 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  McGladrey & Pullen, LLP

Pasadena, California
March 18, 2008

Pacific Office Properties Trust, Inc.

Consolidated Balance Sheets

		Waterfront
	December 31, 2008 (As Restated)	December 31, 2007
	(In thousands, except share and per share data)

ASSETS
Investments in real estate, net (Note 3)	$392,657	$59,587
Cash and cash equivalents	4,463	2,619
Restricted cash	7,267	1,708
Rents and other receivables, net (Note 2)	6,342	1,743
Intangible assets, net (Note 4)	41,379	6,009
Other assets, net (Note 6)	4,680	8,505
Goodwill	61,519	—
Investment in unconsolidated joint ventures (Note 5)	11,590	—
Total assets	$529,897	$80,171
LIABILITIES AND STOCKHOLDERS’ EQUITY (MEMBERS’ DEFICIT)
Mortgage and other collateralized loans, net (Note 9)	$400,108	$111,000
Unsecured notes payable to related parties (Note 10)	23,776	—
Accounts payable and other liabilities (Note 8)	17,088	5,831
Acquired below market leases, net (Note 4)	11,817	107
Total liabilities	452,789	116,938
Non-controlling interests (Note 13)	133,250	—
Commitments and contingencies (Note 12)
Stockholders’ equity (members’ deficit):
Proportionate Voting Preferred Stock	—	—
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding at December 31, 2008	—	—
Common Stock, $0.0001 par value, 200,000,000 shares authorized, 3,031,025 shares issued and outstanding at December 31, 2008	185	—
Class B Common Stock, $0.0001 par value, 200,000 shares authorized, 100 shares issued and outstanding at December 31, 2008	—	—
Additional paid-in capital	—	—
Retained deficit	(56,327)	—
Members’ deficit	—	(36,767)
Total stockholders’ equity (members’ deficit)	(56,142)	(36,767)
Total liabilities and stockholders’ equity (members’ deficit)	$529,897	$80,171

See accompanying notes to consolidated financial statements

Pacific Office Properties Trust, Inc.

Consolidated Statements of Operations

	Total(1)	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 Through December 31, 2008	For the Period from March 20, 2008 Through December 31, 2008	For the Period from January 1, 2008 Through March 19, 2008	Year Ended December 31, 2007
	(In thousands)
Revenue:
Rental	$37,447	$34,446	$3,001	$12,505
Tenant reimbursements	19,375	17,805	1,570	4,922
Parking	6,890	6,328	562	2,569
Other	394	365	29	164
Total revenue	64,106	58,944	5,162	20,160
Expenses:
Rental property operating	37,744	34,098	3,646	14,859
General and administrative	18,547	18,547	—	390
Interest	22,932	21,380	1,552	7,227
Depreciation and amortization	22,295	21,468	827	4,272
Other	143	35	108	1,538
Total expenses	101,661	95,528	6,133	28,286
Loss before equity in net earnings of unconsolidated joint ventures, non-operating income and non-controlling interests	(37,555)	(36,584)	(971)	(8,126)
Equity in net earnings of unconsolidated joint ventures	93	93	—	—
Non-operating income	85	85	—	—
Loss before non-controlling interests	(37,377)	(36,406)	(971)	(8,126)
Non-controlling interests	29,665	29,665	—	—
Net loss	$(7,712)	$(6,741)	$(971)	$(8,126)
____________

(1)
Amounts reflected in the Total column represent the sum of the amounts included herein as the consolidated results of operations of Waterfront and the Company (the “Combined Entities”) for the period from January 1, 2008 through March 19, 2008 and March 20, 2008 through December 31, 2008, respectively.

See accompanying notes to consolidated financial statements

Pacific Office Properties Trust, Inc.

Consolidated Statements of Stockholders’ Equity (Members’ Deficit)

	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from March 20, 2008 through December 31, 2008 (As Restated)	For the Period from January 1, 2008 through March 19, 2008	Year Ended December 31, 2007
	(In thousands, except share and unit data)
Common Units:
Balance at beginning of period		3,494,624	3,494,624
Issuance of Common Units		—	—
Balance at end of period:		3,494,624	3,494,624
Preferred Units:
Balance at beginning of period		—	—
Issuance of Preferred Units		—	—
Balance at end of period:		—	—
Shares of Common Stock:
Balance at beginning of period	1,851,125	—	—
Issuance of common stock	1,180,000	—	—
Balance at end of period:	3,031,125	—	—
Common Stock:
Balance at beginning of period	$—	$—	$—
AZL stock converted to PCE stock	185	—	—
Issuance of common stock	—	—	—
Balance at end of period:	$185	$—	$—
Additional Paid-in Capital:
Balance at beginning of period	$—	$—	$—
AZL stock converted to PCE stock	9,255	—	—
Fair value measurement of Common Units	(15,698)	—	—
Issuance of common stock	6,350	—	—
Stock compensation	93	—	—
Balance at end of period:	$—	$—	$—
Retained Deficit (Members’ Deficit):
Balance at beginning of period	$(37,738)	$(36,767)	$(33,013)
Reclassify Waterfront deficit to non-controlling interests	37,738	—	—
Net loss	(6,741)	(971)	(8,126)
Fair value measurement of Common Units	(49,283)	—	—
Contributions	—	—	4,372
Distributions	—	—	—
Dividends	(303)	—	—
Balance at end of period:	$(56,327)	$(37,738)	$(36,767)
Total Stockholders’ Equity (Member’s Deficit):
Balance at beginning of period	$(37,738)	$(36,767)	$(33,013)
Reclassify Waterfront deficit to non-controlling interests	37,738	—	—
AZL stock converted to PCE stock	9,440	—	—
Net loss	(6,741)	(971)	(8,126)
Issuance of common stock	6,350	—	—
Contributions	—	—	4,372
Distributions	—	—	—
Dividends	(303)	—	—
Fair value measurement of Common Units	(64,981)	—	—
Stock compensation	93	—	—
Balance at end of period:	$(56,142)	$(37,738)	$(36,767)

See accompanying notes to consolidated financial statements

Pacific Office Properties Trust, Inc.

Consolidated Statements of Cash Flows

	Total(2)	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 Through December 31, 2008	For the Period from March 20, 2008 Through December 31, 2008	For the Period from January 1, 2008 Through March 19, 2008	Year Ended December 31, 2007
	(In thousands)
Operating activities
Net loss	$(7,712)	$(6,741)	$(971)	$(8,126)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	22,295	21,468	827	3,712
Interest amortization	985	985	—	—
Share based compensation charge attributable to the Transaction	16,194	16,194	—	—
Other share based compensation	93	93	—	—
Non-controlling interests	(29,662)	(29,662)	—	—
Below market lease amortization, net	(2,439)	(2,392)	(47)	(175)
Equity in net earnings of unconsolidated joint ventures	(92)	(92)	—	—
Net operating distributions received from unconsolidated joint ventures	178	178	—	—
Bad debt expense	937	857	80	358
Other	365	(3)	368	—
Changes in operating assets and liabilities:
Rents and other receivables	(1,941)	(2,295)	354	(514)
Other assets	1,021	477	544	761
Accounts payable and other liabilities	1,932	2,149	(217)	3,578
Net cash provided by (used in) operating activities	2,154	1,216	938	(406)
Investing activities
Acquisition and improvement of real estate	(8,541)	(8,514)	(27)	(1,397)
Cash held by properties upon Effective Date	6,470	6,470	—	—
Capital distributions from unconsolidated joint ventures	866	866	—	—
Increase in leasing commissions	(789)	(789)	—	(663)
Deferred acquisition costs and other	(4,059)	—	(4,059)	(3,990)
(Increase) decrease in restricted cash	(2,797)	(2,139)	(658)	156
Net cash used in investing activities	(8,850)	(4,106)	(4,744)	(5,894)
Financing activities
Proceeds from issuance of equity securities	6,350	6,350	—	—
Repayment of mortgage notes payable	(252)	(252)	—	—
Proceeds from revolving credit facility	13,000	13,000	—	—
Repayment of revolving credit facility	(10,000)	(10,000)
Deferred financing costs	(1,339)	(1,339)	—	—
Security deposits	116	116	—	—
Dividends	(152)	(152)	—	—
Distributions to non-controlling interests	(1,925)	(1,925)	—	—
Equity contributions	4,167	—	4,167	4,372
Equity distributions	(1,425)	—	(1,425)	—
Net cash provided by financing activities	8,540	5,798	2,742	4,372
Increase (decrease) in cash and cash equivalents	1,844	2,908	(1,064)	(1,928)
Balance at beginning of period	2,619	1,555	2,619	4,547
Balance at end of period	$4,463	$4,463	$1,555	$2,619
Supplemental cash flow information:
Interest paid	$22,804	$20,839	$1,965	$7,173
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Assets, net, acquired on the Effective Date	$386,132	$386,132	$—	$—
Liabilities, net, assumed on the Effective Date	$305,047	$305,047	$—	$—
Issuance of unsecured notes payable to related parties to acquire managing interests in joint ventures	$7,285	$7,285	$—	$—
Issuance of Common Units to acquire managing interest in joint ventures	$4,824	$4,824	$—	$—

(2)
Amounts reflected in the Total column represent the sum of the amounts included herein as the consolidated cash flows of the Combined Entities for the period from January 1, 2008 through March 19, 2008 and for the period from March 20, 2008 through December 31, 2008.

See accompanying notes to consolidated financial statements

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

1.  Organization and Ownership

Pacific Office Properties

The terms “Pacific Office Properties,” “us,” “we,” and “our” as used in this Annual Report on Form 10-K refer to Pacific Office Properties Trust, Inc. (the “Company”). Through our controlling interest in Pacific Office Properties, L.P. (the “UPREIT” or the “Operating Partnership”), of which we are the sole general partner and hold a 17.49% common ownership interest as of December 31, 2008, and the subsidiaries of our Operating Partnership, we own, manage, lease and acquire commercial real estate office properties located in Honolulu, Southern California, and the greater Phoenix metropolitan area. We operate as a real estate investment trust (“REIT”) for federal income tax purposes. We are externally advised by Pacific Office Management, Inc., a Delaware corporation (the “Advisor”), an entity owned and controlled by Jay H. Shidler and certain related parties of The Shidler Group, which is a business name utilized by a number of affiliates controlled by Jay H. Shidler. The Advisor is responsible for our day-to-day operation and management.

Through our Operating Partnership, as of December 31, 2008, we owned whole interests in eight office properties and managing ownership interests in six joint ventures holding fifteen office properties, comprising approximately 4.3 million square feet of leasable area in Honolulu, Southern California and Phoenix metropolitan areas (the “Property Portfolio”). As of December 31, 2008, the portion of our Property Portfolio, which was effectively owned by us (representing the leasable square feet of our wholly-owned properties and our respective ownership interests in our unconsolidated joint venture properties) (the “Effective Portfolio”), comprised approximately 2.5 million leasable square feet. Our property statistics as of December 31, 2008, were as follows:

	Number of		Property Portfolio	Effective Portfolio
	Properties	Buildings	Sq. Ft.	Sq. Ft.
Wholly-owned properties	8	11	2,265,339	2,265,339
Unconsolidated joint ventures properties	15	29	2,065,052	262,009
Total	23	40	4,330,391	2,527,348

References to square footage, acreage, occupancy or number of buildings made within the notes to the consolidated financial Statements are unaudited.

Transactions

On March 19, 2008 (the “Effective Date”), Arizona Land Income Corporation, an Arizona corporation (“AZL”), and POP Venture, LLC, a Delaware limited liability company (“Venture”), consummated the transactions (the “Transactions”) contemplated by a Master Formation and Contribution Agreement, dated as of October 3, 2006, as amended (the “Master Agreement”). AZL was a REIT organized in Arizona on March 10, 1988, whose primary business was that of investing in mortgage loans on unimproved real property located primarily in the metropolitan Phoenix area. As part of the Transactions, AZL merged with and into its wholly owned subsidiary, Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), with the Company being the surviving corporation. Substantially all of the assets and liabilities of AZL and substantially all of the commercial real estate assets and liabilities of Venture were contributed to a newly formed Delaware limited partnership, the Operating Partnership, in which the Company became the sole general partner and Venture became a limited partner with corresponding 18.25% and 81.75% common ownership interests, respectively. The commercial real estate assets that Venture contributed to the Operating Partnership consisted of eight office properties and a 7.5% joint venture interest in one office property, comprising approximately 2.4 million square feet of rentable area in the Honolulu, San Diego and Phoenix metropolitan areas (the “Contributed Properties”).

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations, Waterfront Partners OP, LLC (“Waterfront”), which had the largest interest in Venture, was designated as the acquiring entity in the business combination for financial accounting purposes. Accordingly, historical financial information for Waterfront has also been presented in this Annual Report on Form 10-K through the Effective Date. Additional explanatory notations are contained in this Annual Report on Form 10-K to distinguish the historical financial information of Waterfront from that of the Company.

The agreed upon gross asset value of the Contributed Properties, including related intangible assets, pursuant to the Master Agreement, was $562.95 million. The aggregate net asset value of the Contributed Properties, including related intangible assets, was $151.51 million on the Effective Date. In exchange for its contribution to the Operating Partnership, Venture received 13,576,165 common limited partner unit interests (“Common Units”) and 4,545,300 convertible preferred limited partner unit interests (“Preferred Units”) in our Operating Partnership. The assets of AZL contributed into the Operating Partnership primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and related liabilities having an aggregate net asset value of approximately $3.03 million on the Effective Date. We perform periodic evaluations, and expect to continue to perform evaluations through the first quarter of 2009 as final information is received that may impact the amounts we recognized as part of the Transactions. During the fourth quarter of 2008, the amount allocated to goodwill was increased by $1.857 million based on revised information attributable to certain asset values at the Effective Date including final valuations of the assets acquired and liabilities assumed and additional information received regarding asset retirement obligations associated with the Contributed Properties. An additional $0.274 million was added to reflect the recording of conditional asset retirement obligations as explained in Note 12.

The Common Units received by Venture represented 28.99% of the total estimated fair value of the Common Units and Preferred Units issued in the Transactions and were valued using an estimated fair value per share of $2.79 per share. The Common Units are exchangeable on a one-for-one basis for shares of our common stock, but no earlier than two years after the Effective Date.

The Preferred Units represented 71.01% of the total estimated fair value of the units issued in the Transactions. Each Preferred Unit has a liquidation preference of $25.00 per unit and is initially convertible into 7.1717 Common Units, but no earlier than the later of March 19, 2010 and the date we consummate an underwritten public offering (of at least $75 million) of our common stock. Upon conversion of the Preferred Units to Common Units, the Common Units will be exchangeable on a one-for-one basis for shares of our common stock, but no earlier than one year after the date of their conversion into Common Units. The Preferred Units have fixed and cumulative rights to distributions at an annual rate of 2% of their liquidation preference of $25 per Preferred Unit and have priority over Common Units in the event of a liquidation of the Operating Partnership.

The contractual terms and provisions of the Preferred Units include a beneficial conversion feature (BCF) because it provides the holders with a security whose market price was in excess of the carrying value of the corresponding Common Units at the date of their issuance, March 19, 2008. The aggregate market price attributable to the Preferred Units is $223.3 million (Market Value), based on a market price per share of the Company’s common stock of $6.85 relative to 32,597,328 common unit equivalents attributable to the 4,545,300 Preferred Units that were issued and are outstanding. The aggregate carrying value of Preferred Units was $70.4 million (Carrying Value) as of the date of their issuance. The aggregate amount of the BCF will be recognized by the UPREIT upon the consummation of an underwritten public offering (of at least $75 million) of our common stock resulting in a increase in the carrying amount of non-controlling interests, and a corresponding decrease in retained deficit, in our consolidated balance sheets. In addition, the BCF will be accreted by the UPREIT through the period ending on the earliest occurrence of either (i) the date we consummate an underwritten public offering (of at least $75 million) of our common stock is consummated or (ii) March 19, 2010. The accretion of the BCF is expected to result in an increase in the carrying amount of our non-controlling interests and a corresponding decrease to our retained deficit in our consolidated balance sheets, resulting in no net impact to our consolidated financial position or net income or loss.

Common Units and Preferred Units of the Operating Partnership do not have any right to vote on any matters presented to our stockholders. However, as part of the Transactions, we issued to the Advisor one share of Proportionate Voting Preferred Stock (the “Proportionate Voting Preferred Stock”), which entitles the Advisor to vote on any matters presented to our stockholders, and which represents that number of votes equal to the total number of common shares issuable upon exchange of the Common Units and Preferred Units that were issued in connection with the Transactions. As of December 31, 2008, that share of Proportionate Voting Preferred Stock represented approximately 93.8% of our voting power. This number will decrease to the extent that these Operating Partnership units are exchanged for shares of common stock in the future, but will not increase in the event of future unit issuances by the Operating Partnership. The Proportionate Voting Preferred Stock has no dividend rights and a minimal liquidation preference. Venture, as the holder of these Operating Partnership Units, has a contractual right to require the Advisor to vote the Proportionate Voting Preferred Stock as directed by it.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2008, Venture owned 46,173,693 shares of our common stock assuming that all Operating Partnership units were fully exchanged on such date, notwithstanding the prohibition on exchange for at least two years after the Transactions in the case of the Common Units, and for at least three years, in the case of the Preferred Units. Assuming the immediate exchange of all the Operating Partnership units held by Venture, Venture and its related parties control approximately 94.48% and 95.87% of the total economic interest and voting power, respectively, in our Company, and other holders of Common Units and our stockholders control approximately 5.52% and 4.13% of the total economic interest and voting power, respectively, in our Company.

As part of the Transactions, we issued promissory notes payable by the Operating Partnership to certain members of Venture in the aggregate principal amount of $16.70 million in consideration for such members’ contribution of certain properties. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the interest payments for any or all periods up until the date of maturity. The promissory notes mature March 19, 2013. The Operating Partnership may extend maturity for one additional year, and are subject to acceleration upon the occurrence of a qualified public offering, as defined under the Master Agreement. The promissory notes are unsecured obligations of the Operating Partnership.

As part of the Transactions, we issued one million shares of our common stock to related party designees of Venture for $5.00 per share in cash, or $5 million in aggregate. Further, we issued 180,000 shares of our common stock to an unrelated third party designee of Venture for $7.50 per share in cash, or $1.35 million in aggregate. We contributed the proceeds received from these common stock issuances, along with substantially all of our assets and liabilities, to the Operating Partnership on the Effective Date. We also granted options to related party designees of Venture to purchase up to 500,000 additional shares of our common stock for up to $3.75 million in the aggregate. However, these options were not exercised and expired on June 19, 2008.

Since the Effective Date substantially all of our operations have been carried out through the Operating Partnership and its subsidiaries.

In accordance with the partnership agreement of the Operating Partnership (the “Partnership Agreement”), we allocate all distributions and profits and losses in proportion to the percentage ownership interests of the respective partners. As the sole general partner of the Operating Partnership, we are required to take such reasonable efforts, as determined by us in our sole discretion, to cause the Operating Partnership to make sufficient distributions to avoid any federal income or excise tax at the company level and to maintain our status as a REIT for federal income tax purposes.

Advisor

We are externally advised by the Advisor; an entity owned and controlled by Mr. Shidler and certain related parties of The Shidler Group, who also own beneficial interests in our Company. The Advisor manages, operates and administers the Company’s day-to-day operations, business and affairs pursuant to an Amended and Restated Advisory Agreement dated as of March 3, 2009 (the “Advisory Agreement”). The Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum. The corporate management fee is subject to reduction of up to $750,000 based upon the amounts of certain direct costs that we bear. Additionally, the Advisor and its affiliates are entitled to receive real property transaction management fees and property management fees, respectively, based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located (see Note 14 for additional information related to these fees.) Pursuant to the Advisory Agreement, the Advisor shall bear the cost for any expenses incurred by the Advisor in the course of performing its advisory services for the Company.

The Advisory Agreement terminates on March 19, 2018.  Prior to that date, however, we retain the right to terminate the Advisory Agreement upon 30 days’ written notice. In the event we decide to terminate the Advisory Agreement in order to internalize management and become self-managed, we would be obligated to pay the Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, the Advisor retains the right to terminate the Advisory Agreement upon 30 days’ prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

2.  Summary of Significant Accounting Policies

Restatement of the Measurement of Non-Controlling Interests
In the financial statements included in the Original Form 8-K , we adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”) and the revisions to EITF Topic D-98, Classification and Measurement of Redeemable Securities, which became effective upon our adoption of SFAS 160 effective January 1, 2009 . SFAS 160 establishes accounting and reporting standards for noncontrolling interests in subsidiaries and for deconsolidation of subsidiaries and  requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. SFAS 160 also requires that consolidated net income be adjusted to include net income attributable to noncontrolling interests. In addition, SFAS 160 requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions. The presentation and disclosure requirements under SFAS 160 are being applied retrospectively for all periods presented. SFAS 160 primarily affected how we refer to noncontrolling interests on our consolidated balance sheets, statements of operations and cash flows but did not otherwise have a material effect on our financial position, results of operations or cash flows.

We also adopted the revisions to EITF Topic D-98, Classification and Measurement of Redeemable Securities (“D-98”), which became effective upon our adoption of SFAS 160. Based upon the requirements of D-98, the limited partnership common and preferred interests in the UPREIT have been presented in the mezzanine section of our consolidated balance sheets because the decision to redeem for cash or Company shares is not solely within the control of the Company. Because some of the Company’s directors also own limited partnership common and preferred interests indirectly through Venture we have determined that there are hypothetical situations where the holders of our partnership units could control the method of redemption (cash or Company shares) and therefore these partnership units require mezzanine presentation in our consolidated balance sheets. In addition, we are required to measure our outstanding Common Units at fair value because the units are considered redeemable for shares or cash after March 19, 2010.  Our Preferred Units do not require fair value measurement because these units are not considered redeemable until the later of (i) March 19, 2010, and (ii) the date we consummate an underwritten public offering (of at least $75 million) of our common stock.  In the current capital market environment, management does not consider the completion of the public stock offering probable at this time.  Also, while D-98 nullified EITF Issue 94-2, Treatment of Minority Interests in Certain Real Estate Investment Trusts and EITF Issue No. 95-7 Implementation Issues Related to the Treatment of Minority Interests in Certain Real Estate Investment Trusts, it did not amend the application of this accounting to our purchase allocation at the date of the Transaction.  Accordingly, we have corrected this presentation by reinstating the original rebalancing amounts, which had the impact of reducing the market valuation adjustment to present the common units at fair value.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Original Form 8-K failed to correctly measure the Common Units classified as noncontrolling interests at fair value as required.  Accordingly, we are restating our financial statements to correct this error. This restatement impacts certain of the equity accounts and increases the amount recorded in Noncontrolling Interest and  decreases the amount recorded in Additional Paid in Capital  and presents the Common Units in Noncontrolling interest at fair value based on the market price of the common stock into which such common units are exchangeable. The impact on these accounts  included in the restated balance sheet and statement of equity (deficit) are as follows (there was no impact on December 31, 2007 presentation):

	Non-Controlling	Additional Paid-in	Retained
	Interests	Capital	Deficit
Balance at December 31, 2008, as previously reported	$75,823	$8,144	$(7,044)
Reversal of cumulative prior rebalancing adjustments	(3,945)	3,945	-
Balances at December 31, 2008, as previously adjusted	71,878	12,089	(7,044)
Reinstatement of cumulative prior rebalancing adjustments	3,945	(3,945)	-
Fair value measurement of Common Units	57,427	(8,144)	(49,283)
Balances at December 31, 2008, as restated	$133,250	$-	$(56,327)

Basis of Presentation

The accompanying consolidated financial statements and related disclosures included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-K and Regulation S-X pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

As further described in Note 1, Waterfront was designated as the acquiring entity in the business combination for accounting purposes. Accordingly, historical financial information for Waterfront has also been presented in this Annual Report on Form 10-K. Explanatory notations have been made where appropriate in this Annual Report on Form 10-K to distinguish the historical financial information of Waterfront from that of the Company.

Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform to the current period presentation with no corresponding net effect on the previously reported consolidated results of operations, or financial position of the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the account balances and transactions of consolidated subsidiaries, which are wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting, pursuant to the Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB No. 18”) and Emerging Issues Task Force (“EITF”) Issue No. 04-5, or EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza pursuant to Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities.

Investment in Unconsolidated Joint Ventures

In accounting for investments in joint ventures, we apply EITF 04-5, which provides guidance in determining whether a general partner controls a limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. If it is determined that we control the joint venture, we consolidate the account balances and transactions of the joint venture in our financial statements from the date that control is determined. If it is determined that we do not control the joint venture, we account for our investment in the joint venture using the equity method of accounting in accordance with APB No. 18.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Our investment in joint ventures that are not variable interest entities is accounted for under the equity method of accounting because we exercise significant influence over, but do not control, our joint ventures within the provisions of EITF 04-5. Based on the guidance set forth in SFAS Interpretation No. 46(R), we have determined that all except one of our joint ventures are not variable interest entities. We are not deemed to be the primary beneficiary of that variable interest entity. Further, our joint venture partners have substantive participating rights, including approval of and participation in setting operating budgets. Accordingly, we have determined that the equity method of accounting is appropriate for our investments in joint ventures.

Investment in unconsolidated joint ventures is initially recorded at cost and is subsequently adjusted for our proportionate equity in the net income or net loss of the joint ventures, contributions made to, or distributions received from, the joint ventures and other adjustments. We record distributions of operating profit from our investment as part of cash flows from operating activities and distributions related to a capital transaction, such as a refinancing transaction or sale, as investing activities in the consolidated statements of cash flows. A description of our impairment policy is set forth in this Note 2.

The difference between the initial cost of the investment in our joint ventures included in our consolidated balance sheet and the underlying equity in net assets of the respective joint ventures (“JV Basis Differential”) is amortized as an adjustment to equity in net income or net loss of the joint ventures in our consolidated statement of operations over the estimated useful lives of the underlying assets of the respective joint ventures.

Income Taxes

We have elected to be taxed as a REIT under the Internal Revenue Code (“Code”). To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. Also, at least 95% of gross income in any year must be derived from qualifying sources. We intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income that we distribute currently to our stockholders. However, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income, if any. Management believes that it has distributed and will continue to distribute a sufficient majority of its taxable income in the form of dividends and distributions to its stockholders and unit holders. Accordingly, no provision for income taxes has been recognized by the Company.

Pursuant to the Code, we may elect to treat certain of our newly created corporate subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may perform non-customary services for our tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax. As of December 31, 2008, none of our subsidiaries was considered a TRS.

Earnings per Share

Pacific Office Properties Trust, Inc.

We present both basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period.

Diluted EPS is computed by dividing net income available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during such period.

Waterfront

We computed net loss per Common Unit for the periods prior to the transactions by increasing the historical net loss of Waterfront by the 2% cumulative distributions payable on the Preferred Units received by the former owners of Waterfront and dividing that total by the weighted average number of Common Units received by the former owners of Waterfront. We did not include the dilution impact of Preferred Units because the units are contingently convertible and the probability that the contingency will be satisfied is currently not determinable.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Real Estate Properties

Acquisitions

In accordance with SFAS No. 141, Business Combinations, acquisitions are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition.

Investments in real estate are stated at cost, less accumulated depreciation and amortization, except for the assets of Waterfront and certain assets comprising the Contributed Properties. The assets of Waterfront are stated at their historical net cost basis as Waterfront was designated as the acquiring entity in the business combination for accounting purposes. A portion of certain assets comprising the Contributed Properties are stated at their historical net cost basis in an amount attributable to the ownership interests in the Contributed Properties owned by the controlling owner of Waterfront. Additions to land, buildings and improvements, furniture, fixtures and equipment and construction in progress are recorded at cost.

Costs associated with developing space for its intended use are capitalized and amortized over their estimated useful lives, commencing at the earlier of the lease execution date or lease commencement date.

Estimates of future cash flows and other valuation techniques are used to allocate the acquisition cost of acquired properties among land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases, and acquired above- and below-market ground leases.

The fair values of real estate assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, and where applicable, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the property.

Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above and below-market lease amounts are reflected in “Acquired below market leases, net” in the consolidated balance sheets. Capitalized above-market lease amounts are amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are amortized as an increase in rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance, net of the security deposit, of the related intangible is written off.

The aggregate value of other acquired intangible assets consists of acquired in-place leases. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place lease (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease. The value assigned to acquired in-place leases is amortized over the lives of the related leases.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit on an annual basis, during the fourth quarter of each calendar year, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro-rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset shall not reduce the carrying amount of that asset below its fair value. A description of our testing policy is set forth in this Note 2.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Mortgage and Other Collateralized Loans

Mortgage and other collateralized loans assumed upon acquisition of related real estate properties are stated at estimated fair value upon their respective date of assumption, net of unamortized discounts or premiums to their outstanding contractual balances.

Amortization of discount and the accretion of premiums on mortgage and other collateralized loans assumed upon acquisition of related real estate properties are recognized from the date of assumption through their contractual maturity date using the straight line method, which approximates the effective interest method.

Depreciation

Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 18 to 42 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years. Acquired ground leases are depreciated over the remaining life of the related leases as of the date of assumption of the lease.

Pro Forma Financial Information

The following unaudited supplemental pro forma information is presented for the years ended December 31, 2008 and 2007, as if the Transactions and our acquisition of interests in investments in unconsolidated joint ventures had occurred on January 1, 2008 and 2007.

Pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the Transactions and our acquisition of interests in investments in unconsolidated joint ventures been consummated when indicated, nor does it purport to represent the results of the operations for future periods:

	Year Ended December 31, 2008	Year Ended December 31, 2007
	(In thousands, except per share data)
Proforma revenue	$75,440	$69,536
Proforma net loss — basic and diluted	$(8,156)	$(5,001)
Proforma net loss per share — basic and diluted	$(2.69)	$(1.65)

The revenues and expenses attributable to the Contributed Properties are included in the Company’s historical results of operations from the Effective Date. We recognized a one-time non-cash compensation charge in the amount of $16.194 million during the first quarter of 2008. See Note 15 for a more detailed discussion.

Revenue Recognition

Revenue is recognized in accordance with Staff Accounting Bulletin No. 104 of the Securities and Exchange Commission, Revenue Recognition in Financial Statements (“SAB 104”), as amended. SAB 104 requires that four basic criteria be met before revenue can be recognized: (a) persuasive evidence of an arrangement exists; (b) the delivery has occurred or services rendered; (c) the amount is fixed or determinable; and (d) collectability is reasonably assured.

All tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, rental income is recognized on a straight-line basis over the terms of the related leases. Straight line rent receivable represents rental revenue recognized on a straight-line basis in excess of billed rents and this amount is included in “Rents and other receivables, net” on the accompanying consolidated balance sheets. Reimbursements from tenants for real estate taxes, excise taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.

Rental revenue from parking operations and month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Lease termination fees, net of the write-off of associated intangible assets and liabilities and straight-line rent balances which are included in “Other” in the revenue section of the accompanying consolidated statements of operations, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate. The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, gain recognition is deferred and the continued operations of the property are accounted for by applying the finance, installment or cost recovery method.

Interest and other revenue on the accompanying consolidated statements of operations generally includes income incidental to our operations and is recognized when earned.

Cash and Cash Equivalents

We consider all short-term cash investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash is excluded from cash and cash equivalents for the purpose of preparing our consolidated statements of cash flows.

We maintain cash balances in various financial institutions. At times, the amounts of cash held in financial institutions may exceed the maximum amount insured by the Federal Deposit Insurance Corporation. We do not believe that we are exposed to any significant credit risk on our cash and cash equivalents.

Restricted Cash

Restricted cash includes escrow accounts for real property taxes, insurance, capital expenditures and tenant improvements, debt service and leasing costs held by lenders.

Impairment

As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset, we assess the potential for impairment of our long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. We determine whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate or intangible carrying value is reduced to fair value and an impairment loss is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Based upon such periodic assessments, no indications of impairment were identified for the periods presented in the accompanying consolidated statements of operations.

Goodwill is reviewed for impairment on an annual basis during the fourth quarter of each calendar year, or more frequently if circumstances indicate that a possible impairment has occurred. The assessment of impairment involves a two-step process whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment, or a business that is one level below the operating segment if discrete financial information is prepared and regularly reviewed by management at that level. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the market-based earning multiples of the unit’s peer companies or expected future cash flows. If the carrying value of a reporting unit exceeds its fair value, an impairment is recognized as a charge against income equal to the excess of the carrying value of goodwill over its fair value. Based on our impairment testing performed, as of December 31, 2008, the carrying amount of our goodwill was not impaired.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Other-Than-Temporary Impairment

Our investment in unconsolidated joint ventures is subject to a periodic impairment review and is considered to be impaired when a decline in fair value is judged to be other-than-temporary. An investment in an unconsolidated joint venture that we identify as having an indicator of impairment is subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write down the investment to its estimated fair value. We did not recognize an impairment loss on our investment in unconsolidated joint ventures during the year ended December 31, 2008.

Repairs, Maintenance and Major Improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Various lenders have required us to maintain reserve accounts for the funding of future repairs and capital expenditures, and the balances of these accounts are classified as restricted cash on the accompanying consolidated balance sheets.

Tenant Receivables

Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. Tenant receivables are included in “Rents and other receivables, net”, in the accompanying consolidated balance sheets. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent. We take into consideration factors to evaluate the level of reserve necessary, including historical termination, default activity and current economic conditions. At December 31, 2008, the balance of the allowance for doubtful account was $0.789 million, compared to $0.282 million for Waterfront at December 31, 2007.

Preferred Units

Preferred Units have fixed rights to distributions at an annual rate of 2% of their liquidation preference of $25 per Preferred Unit. Accordingly, income or loss of our Operating Partnership is allocated among the general partner interest and limited partner common interests after taking into consideration distribution rights allocable to the Preferred Units.

Deferred Loan Fees

Deferred loan fees include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using a method that approximates the interest method. Deferred loan fees are included in other assets in the accompanying consolidated balance sheets. Net deferred loan fees as of December 31, 2008 was $3.447 million and, for Waterfront, $1.137 million as of December 31, 2007. Amortization of deferred loan fees is included in interest in the accompanying consolidated statements of operations. Accumulated amortization attributable to deferred loan fees was $0.769 million at December 31, 2008 and, for Waterfront, $0.172 million at December 31, 2007.

Derivative Financial Instruments

Our primary objective for holding derivative financial instruments is to manage interest rate market risks. Our interest rate derivatives are recorded at fair value and are included in other assets or accounts payable and other liabilities, as the case may be, in our consolidated balance sheets. Our interest rate derivatives balance in our consolidated balance sheet at December 31, 2008 was not significant.

We have chosen to not designate our interest rate derivatives as hedges. Changes in fair value of our interest rate derivatives are included in interest expense in the accompanying consolidated statements of operations. The net decrease in fair value of our interest rate derivatives during the year ended December 31, 2008 was $0.011 million.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require our most significant, difficult and subjective judgments include:

•	the initial valuation and underlying allocations of purchase price for investments in real estate;

•	the assessment of recoverability of long-lived assets;

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

•	the valuation of investments in unconsolidated joint ventures;

•	the valuation and recognition of equity instruments issued, including:
— minority or non-controlling interests; and
— share-based compensation

•	the valuation and recognition of derivative financial instruments; and

•	the determination of useful lives of investments in real estate and related assets

Stock-Based Compensation

SFAS No. 123R, Stock-Based Compensation, requires all share-based payments to employees, including directors, to be recognized in the statement of operations based on their fair values. See Note 15 for a more detailed discussion.

Segments

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for disclosure about operating segments, products and services, geographic areas and major customers. Segment information is prepared on the same basis that our chief operating decision makers review information for decision making purposes. We own, manage, lease and acquire commercial real estate office properties located in Honolulu, and the Western United States mainland, including Southern California and the greater Phoenix metropolitan area, which we consider two geographic segments. Additionally, no single tenant accounts for 10% or more of our total revenues.

Revolving Line of Credit

We entered into a Credit Agreement with KeyBank National Association, which provides up to $40 million of availability, of which $30 million is presently committed and immediately available. See Note 9 for a detailed discussion.

Recent Accounting Pronouncements

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and provides expanded disclosure about how fair value measurements were determined. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any circumstances. Our adoption of SFAS No. 157 for the valuation of financial assets and liabilities in 2008 did not have a material impact on our consolidated results of operations, financial position or cash flow, as our derivative value is not significant.

For non-financial assets and liabilities that are not recognized at fair value on a recurring basis, we will be required to adopt SFAS No. 157 in 2009. We are currently evaluating the impact that this statement will have on our consolidated financial statements for non-financial assets and liabilities.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

SFAS No. 141R

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141R applies to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. Under this pronouncement, acquisition-related costs must be expensed rather than capitalized as part of the basis of the acquired business. SFAS No. 141R also expands required disclosure to improve the ability of financial statement users to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for all transactions entered into on or after January 1, 2009. We adopted SFAS No. 141R on January 1, 2009. We believe that such adoption could materially impact our future consolidated financial results to the extent that we acquire significant amounts of real estate or real estate related businesses, as related acquisition costs will be expensed as incurred compared to the current practice of capitalizing such costs and amortizing them over the estimated useful life of the assets or real estate related businesses acquired. Furthermore, in the event that we acquire a controlling interest in our existing investments in unconsolidated joint ventures, we believe that the adoption of SFAS No. 141R could materially impact our future consolidated financial results, as our existing investment would be adjusted to fair value at the date of acquisition of the controlling interest.

EITF No. 08-6

In November 2008, the FASB ratified EITF No. 08-6, Equity Method Investment Accounting Consideration (EITF 08-6), which provides guidance for the accounting of contingent consideration, recognition of other-than-temporary impairment (OTTI) of an equity investment investee, and change in level of ownership or degree of influence. The accounting of contingent consideration might result in the recording of a liability with an increase to the corresponding investment balance. The investor must recognize its share of the investee’s OTTI charges. A gain or loss to the investor resulting from a change in level of ownership or influence must be recognized in earnings of the investor. EITF 08-6 is effective as of January 1, 2009 for our Company. Based on the current facts and circumstances related to investments in unconsolidated joint ventures, we do not expect that this EITF will have a material impact to our consolidated results of operations, financial condition or cash flows.

FSP FAS 142-3

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangibles. This FSP will allow us to use our own assumptions about renewal or extension of an arrangement, adjusted for our own specific factors, as described in SFAS 142, even when there is likely to be substantial cost or material modifications. FSP 142-3 is effective for us as of January 1, 2009 and applied prospectively for intangible assets acquired or recognized after such date. We believe that the adoption of this FSP will not have a material impact on our consolidated financial statements and results of operations.

3.  Investments in Real Estate

Our investments in real estate, net, at December 31, 2008, and that of Waterfront at December 31, 2007, are summarized as follows:

		Waterfront
	December 31, 2008	December 31, 2007
	(In thousands)
Land and land improvements	$76,008	$452
Building and building improvements	308,125	60,910
Tenant improvements	24,489	5,808
Furniture, fixtures and equipment	1,210	729
Construction in progress	4,082	474
Investments in real estate	413,914	68,373
Less: accumulated depreciation	(21,257)	(8,786)
Investments in real estate, net	$392,657	$59,587

Acquisitions of Consolidated Properties

In accordance with SFAS No. 141, Business Combinations, the entity with the largest equity balance among those entities that were deemed to have contributed the Contributed Properties, Waterfront, was designated as the acquiring entity in the business combination for financial accounting purposes, and its assets and liabilities have been recorded at their historical cost basis. In that regard, substantially all of the commercial real estate assets and related liabilities of Venture and substantially all of the assets and liabilities of AZL were deemed to be businesses acquired by Waterfront. The commercial real estate assets of Venture that were deemed to be acquired by Waterfront consisted of the Contributed Properties. Further, the net assets of AZL deemed to be acquired by Waterfront primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and liabilities. Immediately prior to the Effective Date, Mr. Shidler owned a 56.25% controlling interest in Waterfront but did not own a controlling interest in the other Contributed Properties. However, Mr. Shidler did have a controlling interest in Venture whereby he had the power to direct the transfer of the Contributed Properties to the Operating Partnership. Accordingly, Mr. Shidler’s transfer of his ownership interests in the remaining Contributed Properties to Waterfront, the accounting acquirer he controls, was deemed to be a transfer under common control. In accordance with EITF No. 90-5; Exchanges of Ownership Interests between Entities under Common Control, Mr. Shidler’s ownership interests in the Contributed Properties are recorded at historical cost. Ownership interests in the Contributed Properties not owned by Mr. Shidler are recorded at the estimated fair value of the acquired assets and assumed liabilities.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

In accordance with EITF No. 99-12; Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the price of the common stock of AZL was determined to be $5.10 per share at the Effective Date. The fair value of a Preferred Unit at the Effective Date was estimated to be $37.31 after taking into account the AZL common stock price of $5.10, determined under EITF No. 99-12, and various other factors that determine the value of a convertible security.

The following table summarizes the allocations of estimated fair values of the assets acquired and liabilities assumed as of the Effective Date (in thousands):

Investments in real estate, net	$337,162
Rents and other receivables, net	2,502
Intangible assets, net	44,087
Other assets, net	2,381
Assets, net, acquired on the Effective Date	386,132
Accounts payable and other liabilities	4,595
Mortgage and other collateralized loans, net	286,060
Acquired below market leases, net	14,392
Liabilities, net, assumed on the Effective Date	305,047
Net assets acquired	$81,085

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

4.  Intangible Assets and Acquired Below Market Leases Liabilities

Our identifiable intangible assets and acquired below market net lease liabilities at December 31, 2008, and that of Waterfront at December 31, 2007, are summarized as follows:

		Waterfront
	December 31, 2008	December 31, 2007
	(In thousands)
Acquired leasing commissions
Gross amount	$8,316	$3,109
Accumulated amortization	(2,950)	(1,688)
Net balance	5,366	1,421
Acquired leases in place
Gross amount	18,109	4,165
Accumulated amortization	(6,724)	(2,080)
Net balance	11,385	2,085
Acquired tenant relationship costs
Gross amount	19,588	—
Accumulated amortization	(1,941)	—
Net balance	17,647	—
Acquired other intangibles
Gross amount	7,879	2,922
Accumulated amortization	(898)	(419)
Net balance	6,981	2,503
Intangible assets, net	$41,379	$6,009
Acquired below market leases
Gross amount	$16,608	$1,886
Accumulated amortization	(3,755)	(1,404)
Net balance	12,853	482
Acquired above market leases
Gross amount	2,449	1,439
Accumulated amortization	(1,413)	(1,064)
Net balance	1,036	375
Acquired below market leases, net	$11,817	$107

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the estimated net amortization of intangible assets and net below market lease accretion at December 31, 2008 for the next five years:

	2009	2010	2011	2012	2013	Thereafter	Total	Weighted Average Amortization Period (In years)
	(In thousands)
Leasing Commissions	$1,621	$1,280	$947	$704	$292	$522	$5,366	2.8
Other Intangibles	474	373	277	226	177	5,454	6,981	18.1
Lease in Place	4,131	2,866	1,807	1,128	471	982	11,385	2.7
Tenant Relationship Value	2,480	2,480	2,480	2,479	2,337	5,391	17,647	4.6
Total	$8,706	$6,999	$5,511	$4,537	$3,277	$12,349	$41,379
Net below market lease accretion	$2,350	$1,925	$1,539	$1,039	$600	$4,364	$11,817	5.7

As shown in the following table, we recognized accretion, net of amortization, of acquired below/above market leases. The accretion of acquired below-market leases and the amortization of acquired above-market leases, respectively, are included in rental revenue in the accompanying statement of operations.

We recognized amortization of acquired intangible assets, including acquired leasing commissions, acquired leases in place, acquired legal and marketing costs, acquired tenant relationship costs, and acquired other intangibles as shown in the following table. The amortization of acquired intangible assets is included in depreciation and amortization in the accompanying consolidated statements of operations:

		Pacific Office
		Properties Trust,	Waterfront
	Total	Inc.	For the Period
	For the Period from	For the Period from	from January 1,
	January 1, 2008	March 20, 2008	2008 through	Year Ended
	through December 31,	through December 31,	March 19,	December 31,
	2008	2008	2008	2007
	(In thousands)
Total acquired below/above- market lease accretion	$2,439	$2,392	$47	$175
Total intangibles amortization expense	$9,176	$8,924	$252	$1,248

5.  Investment in Unconsolidated Joint Ventures

We own managing interests in six joint ventures, consisting of 15 office properties, including 29 office buildings, comprising approximately 2.09 million leasable square feet. Our ownership interest percentages in these joint ventures range from approximately 7.50% to 32.17%. In exchange for our managing ownership interest and related equity investment in these joint ventures, we are entitled to preferential allocations of earnings and cash flows from each respective joint venture. We are also entitled to incentive interests in excess of our ownership percentages ranging from approximately 21.41% to 36.00%, subject to returns on invested capital.

At December 31, 2008, the JV Basis Differential, net, was approximately $1.129 million and is included in investments in unconsolidated joint ventures in our consolidated balance sheet. For the year ended December 31, 2008, amortization expense attributable to the JV Basis Differential was not significant.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes financial information for our joint ventures for the period from March 20, 2008 through December 31, 2008 and as of December 31, 2008 (in thousands):

Period from March 20, 2008 through December 31, 2008
Total revenues	$46,438
Total expenses	56,365
Net loss	$(9,927)

Balance as of December 31, 2008
Investment in real estate, net	$336,409
Other assets	61,591
Total assets	$398,000
Mortgage and other collateralized loans	$314,324
Other liabilities	18,139
Total liabilities	$332,463

Acquisitions of Unconsolidated Joint Ventures

On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting, pursuant to the Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB No. 18”) and EITF Issue No. 04-5. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza pursuant to Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities. The JV Basis Differential attributable to Seville Plaza upon the Effective Date was $0.038 million.

In a series of transactions occurring on April 30, 2008, May 30, 2008 and June 19, 2008, following exercise of an option granted to us by Venture and its affiliates as part of the Transactions (the “Option”), we consummated the acquisition, through the Operating Partnership, of a 32.167% managing ownership interest in the POP San Diego I Joint Venture that owns a portfolio of seven commercial office buildings totaling 181,664 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the managing ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate of The Shidler Group (a “Shidler Affiliate”) under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $2.6 million. This acquisition price was funded by issuing 396,526 Common Units on April 30, 2008 which Common Units were valued at $6.5589 per unit. We accounted for the issuance of our Common Units in accordance with EITF No. 99-12. Upon acquisition, there was no JV Basis Differential attributable to the POP San Diego I Joint Venture, including the acquisition consummated on May 30, 2008 and June 19, 2008.

On April 30, 2008, following the exercise of the Option, we consummated with certain Shidler Affiliates the acquisition, through the Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 221,784 rentable square feet located in Phoenix, Arizona (the “Black Canyon Corporate Center”). The acquisition price for the managing ownership interest in the Black Canyon Corporate Center was $1.03 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Black Canyon Corporate Center was approximately equal to the Shidler Affiliates’ cost of investment in the Black Canyon Corporate Center. The JV Basis Differential attributable to the Black Canyon Corporate Center upon acquisition was $0.081 million.

    On May 23, 2008, following the exercise of the Option, we consummated with certain Shidler Affiliates the acquisition, through the Operating Partnership, of a 7.5% managing ownership interest in a joint venture that owns a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space, located in Phoenix, Arizona (the “US Bank Center”). The acquisition price for the managing ownership interest in the US Bank Center was $1.22 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the US Bank Center was approximately equal to the Shidler Affiliates’ cost of investment in the US Bank Center. The JV Basis Differential attributable to the US Bank Center upon acquisition was $0.894 million.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

  On May 23, 2008, following the exercise of the Option, we consummated with certain Shidler Affiliates the acquisition. through the Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 152,288 rentable square feet, located in Honolulu, Hawaii (the “Bank of Hawaii Waikiki Center”; which was formerly known as Kalakaua Business Center). The acquisition price for the managing ownership interest in the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Bank of Hawaii Waikiki Center was approximately equal to the Shidler Affiliates’ cost of investment in the Bank of Hawaii Waikiki Center. The JV Basis Differential attributable to the Bank of Hawaii Waikiki Center upon acquisition was $(0.094) million.

On May 30, 2008, the POP San Diego I Joint Venture consummated with certain Shidler Affiliate the acquisition of the managing ownership interest in the Scripps Ranch Business Park. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the purchase agreement. The joint venture acquired the managing ownership interest in the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.

On June 19, 2008, the POP San Diego I Joint Venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the respective purchase agreements. The acquisition price for such buildings was approximately $19.15 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs. The acquisition price was funded by issuing 326,576 Common Units on June 19, 2008 which Common Units were valued at $6.8107 per unit.

On August 14, 2008, following exercise of the Option, we consummated with certain Shidler Affiliates the acquisition, through the Operating Partnership, of a 10% managing ownership interest in a joint venture (the “SoCal II Joint Venture”) that owns a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet, situated on seven properties in Los Angeles, Orange and San Diego counties in Southern California. The acquisition price for the managing ownership interest was approximately $4.24 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price for the managing ownership interest was approximately equal to the Shidler Affiliates’ cost of investment in the SoCal II Joint Venture. The JV Basis Differential attributable to the SoCal II Joint Venture upon acquisition was $0.210 million.

We account for our investment in joint ventures under the equity method of accounting.

6.  Other Assets

Other assets consist of the following (in thousands):

		Waterfront
	December 31, 2008	December 31, 2007
Deferred loan fees, net of accumulated amortization of $769 and $172 at December 31, 2008 and 2007, respectively	$3,447	$1,137
Deferred acquisition costs, net	—	6,824
Prepaid expenses	1,232	494
Other	1	50
Total other assets	$4,680	$8,505

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Amortization of Deferred Loan Fees

The following table summarizes the amortization expense of deferred loan fees recorded during 2008 and 2007 (in thousands):

	Total	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 through December 31, 2008	For the Period from March 20, 2008 through December 31, 2008	For the Period from January 1, 2008 through March 19, 2008	Year Ended December 31, 2007
Amortization expense	$602	$574	$28	$129

7.  Minimum Future Lease Rentals

Future minimum base rentals on non-cancelable office leases for the years succeeding December 31, 2008 are as follows (in thousands):

Year
2009	$37,094
2010	32,342
2011	26,401
2012	19,156
2013	8,808
Thereafter	21,750
Total future minimum base rental revenue	$145,551

The above future minimum base rental revenue excludes tenant reimbursements, amortization of deferred rent receivables and above/below-market lease intangibles. Some leases are subject to termination options. In general, these leases provide for termination payments should the termination options be exercised. The preceding table is prepared assuming such options are not exercised. Lease termination fee revenues were not significant for all periods presented.

We and our predecessor have leased space to certain tenants under non-cancelable operating leases, which provide for percentage rents based upon tenant revenues. Percentage rental income is recorded in rental revenues in the consolidated statements of operations. The following table summarizes the percentage rental income recorded during 2008 and 2007 (in thousands):

	Total	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 through December 31, 2008	For the Period from March 20, 2008 through December 31, 2008	For the Period from January 1, 2008 through March 19, 2008	Year Ended December 31, 2007
Percentage rental income	$109	$85	$24	$260

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

8.  Accounts Payable and Other Liabilities

Accounts payable and other liabilities consist of the following (in thousands):

		Waterfront
	December 31, 2008	December 31, 2007
Accounts payable	$1,276	$3,738
Interest payable	1,353	—
Deferred revenue	1,278	524
Security deposits	2,558	672
Deferred straight-line ground rent	2,811	895
Related party payable (see footnote 14)	1,060	2
Accrued expenses	6,281	—
Asset retirement obligations	471	—
Total accounts payable and other liabilities	$17,088	$5,831

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

9.  Mortgage and Other Collateralized Loans

As of December 31, 2008, our mortgage and other collateralized loans were collateralized by real property owned by us. A summary of our mortgage and other collateralized loans at December 31, 2008 is as follows (in thousands):

Property	Outstanding Principal Balance	Unamortized Premium (Discount)	Net	Interest Rate at December 31, 2008	Maturity Date	Amortization
Clifford Center	$3,760	$—	$3,760	6.00%	8/15/2011(a)	132 months
Davies Pacific Center	95,000	(1,060)	93,940	5.86%	11/11/2016	Interest Only
First Insurance Center	38,000	(654)	37,346	5.74%	1/1/2016	Interest Only
First Insurance Center	14,000	(244)	13,756	5.40%	1/6/2016	Interest Only
Pacific Business News Building	11,799	62	11,861	6.98%	4/6/2010	360 months
Pan Am Building	60,000	(43)	59,957	6.17%	8/11/2016	Interest Only
Waterfront Plaza	100,000	—	100,000	6.37%	9/11/2016	Interest Only
Waterfront Plaza	11,000	—	11,000	6.37%	9/11/2016	Interest Only
City Square	27,500	(220)	27,280	5.58%	9/1/2010	Interest Only
City Square(b)	26,612	—	26,612	LIBOR + 2.35%	9/1/2010	Interest Only
Sorrento Technology Center	11,800	(204)	11,596	5.75%	1/11/2016	Interest Only
Subtotal	$399,471	$(2,363)	$397,108
Revolving line of credit(c)	3,000	—	3,000	Prime Rate + 2.25% or LIBOR +3.50%	8/25/2010	Interest Only
Total	$402,471	$(2,363)	$400,108
____________

(a)	The terms of the Clifford Center note payable provide the Company with the option to extend the maturity date to August 15, 2014 subject to a nominal fee, which the Company expects to exercise.

(b)
The City Square note payable with an outstanding balance of $26.612 million at December 31, 2008 has an additional $1.888 million available to be drawn. In addition, the Company has an interest rate cap on this loan for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010, commensurate with the maturity date of this note payable.

(c)
The revolving line of credit matures on August 25, 2010, but may be extended to February 25, 2011, subject to the satisfaction of certain conditions. At December 31, 2008, the interest rate on the revolving line of credit was 5.50%, based on KeyBank National Association’s Prime Rate plus a spread of 2.25% per annum. The 30-day LIBOR rate at December 31, 2008 was 0.43625%.

The lenders’ collateral for notes payable, with the exception of Clifford Center, is the property and, in some instances, cash reserve accounts, ownership interests in the underlying entity owning the real property, leasehold interests in certain ground leases, rights under certain service agreements, and letters of credit posted by certain related parties of the Company. The lenders’ collateral for the Clifford Center note payable is the leasehold property as well as guarantees from affiliates of the Company.

The scheduled maturities for our mortgage and other collateralized loans for the years succeeding December 31, 2008, assuming the exercise of extension options in existing debt agreements, are as follows (in thousands):

Year
2009	$405
2010	66,040
2011	3,292
2012	310
2013	329
Thereafter	332,095
Total mortgage and other collateralized loans	$402,471

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Revolving Line of Credit

We entered into a Credit Agreement dated as of August 25, 2008 (the “Credit Facility”) with KeyBank National Association (“KeyBank”) and KeyBanc Capital Markets. The Credit Facility provides up to $40 million of availability and may be borrowed on a revolving basis by us, subject to the satisfaction of certain conditions, of which $30 million is presently committed and immediately available. Borrowings in excess of $30 million are subject to certain additional conditions and must be requested by us before February 25, 2009. Prior to February 25, 2009, we requested that the availability for borrowings in excess of $30 million be provided to us, pending the satisfaction of certain conditions. Amounts borrowed under the Credit Facility bear interest at LIBOR plus 3.5 percent or at Key Bank’s prime rate plus 2.25 percent at our election. As of December 31, 2008, the Company had outstanding borrowings of $3 million under the Credit Facility at an interest rate of 5.50% per annum, based on KeyBank’s prime rate plus 2.25%. As of December 31, 2008 we had $27.0 million available under our credit facility for borrowings.

The Credit Facility matures on August 25, 2010, but may be extended to February 25, 2011 at our election, subject to certain conditions. The Credit Facility is collateralized by certain interests in real estate of the Operating Partnership and is guaranteed by the Company and by a subsidiary of the Operating Partnership owning an interest in the real estate. In addition, obligations of the Company and the Operating Partnership to the Advisor, and certain related parties of The Shidler Group, and other related party obligations, have been subordinated to obligations under the Credit Facility.

The Credit Facility contains customary financial and other covenants, including covenants as to maximum leverage ratio, fixed charge coverage and minimum consolidated tangible net worth, and other customary terms and conditions. As of December 31, 2008, we were in compliance with our debt covenants.

10.  Unsecured Notes Payable to Related Parties

At December 31, 2008, we have promissory notes payable by the Operating Partnership to certain affiliates of The Shidler Group in the aggregate principal amount of $23.776 million. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Further, maturity accelerates upon the occurrence of a qualified public offering, as defined under the Master Agreement. The promissory notes are unsecured obligations of the Operating Partnership.

For the period from March 20, 2008 through December 31, 2008, interest payments on unsecured notes payable to related parties of The Shidler Group have been deferred. At December 31, 2008, $1.172 million of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheet.

11.  Derivative Instruments

The Company has an interest rate cap on its City Square note payable (outstanding amount at December 31, 2008 of $26.6 million) for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010, commensurate with the maturity date of this note payable. The interest rate cap does not constitute a hedge for accounting purposes. The estimated fair value of the interest rate cap at December 31, 2008 was not significant.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

12.  Commitments and Contingencies

Minimum Future Ground Rents

Ground lease rent expenses, including minimum rent and percentage rent, recorded during 2008 and 2007 are shown in the following table:

	Total	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 through December 31, 2008	For the Period from March 20, 2008 through December 31, 2008	For the Period from January 1, 2008 through March 19, 2008	Year Ended December 31, 2007
	(In thousands)
Ground lease rent expense(1)	$3,900	$3,117	$783	$3,600
____________

(1)	The amount of percentage rent is not significant.

We have ground lease agreements for both our Clifford Center and Waterfront properties. The following table indicates our future minimum ground lease payments for the years succeeding December 31, 2008 (in thousands):

Year
2009	$2,306
2010	2,430
2011	2,440
2012	2,451
2013	2,463
Thereafter	218,278
Total future minimum ground lease payments	$230,368

The Clifford Center property ground lease expires May 31, 2035. The annual rental obligation is a combination of a base rent amount plus 3% of base rental income from tenants. On June 1, 2016 and 2026, the annual rental obligation will reset to an amount equal to 6% of the fair market value of the land. However, the ground rent cannot be less than the rent for the prior period. For the period prior to June 1, 2016, only the base rent component is included in the minimum future payments. For the periods succeeding May 31, 2016, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.

The Waterfront Property ground lease expires December 31, 2060. The annual rental obligation resets on January 1, 2036, 2041, 2046, 2051, and 2056 to an amount equal to 8.0% of the fair market value of the land. However, the ground lease rent cannot be less than the rent for the prior period. For the years succeeding December 31, 2035, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.

Contingencies

We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance, subject to deductibles and other customary limitations on recoveries. We believe that the ultimate settlement of these actions will not have a material adverse effect on our consolidated financial position and results of operations or cash flows.

Concentration of Credit Risk

Our operating properties are located in Honolulu, San Diego, Los Angeles, Orange County and Phoenix. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory, and social factors affecting the markets in which the tenants operate. No single tenant accounts for 10% or more of our total revenues.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Financial instruments that subject us to credit risk consist primarily of cash, accounts receivable, deferred rents receivable, and interest rate contracts. We maintain our cash and cash equivalents and restricted cash on deposit with what management believes are relatively stable financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to the maximum amount; and, to date, we have not experienced any losses on our invested cash. Restricted cash held by lenders is held by those lenders in accounts maintained at major financial institutions. We perform ongoing credit evaluations of our tenants for potential credit losses.

Conditional Asset Retirement Obligations

We follow FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143 (“FIN 47”) and SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control. Under this standard, a liability for a conditional asset retirement obligation must be recorded if the fair value of the obligation can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. Depending on the age of the construction, certain properties in our portfolio may contain non-friable asbestos. If these properties undergo major renovations or are demolished, certain environmental regulations are in place, which specify the manner in which the asbestos, if present, must be handled and disposed. Based on our evaluation of the physical condition and attributes of certain of our properties, no major renovation or demolition of any of our properties is contemplated at the present time. Accordingly, as of December 31, 2008 the Company recognized a $0.274 million liability in its consolidated balance sheets for conditional asset retirement obligations and expensed $0.063 million of related accretion for the twelve months ended December 31, 2008.

Clifford Center Ground Lease

We are subject to a surrender clause under the Clifford Center property ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land if we have not complied with certain other provisions of the ground lease. These provisions require us to: (1) only make significant improvements or alterations to the building under the supervision of a licensed architect and/or structural engineer with lessor’s written approval; (2) comply with the Americans with Disabilities Act of 1990; and (3) comply with all federal, state, and local laws regarding the handling and use of hazardous materials. The requirement to remove the improvements is contingent, first, on our failure to comply with the terms of the lease and, second, upon the cost of compliance with the lease exceeding the estimated value of the improvements. To our knowledge, we are in substantial compliance with the Americans with Disabilities Act of 1990, all work is supervised by licensed professionals, and we are not aware of any violations of laws regarding the handling or use of hazardous materials at the Clifford Center property. If we fail to satisfy any of these requirements in the future, the obligation is still subject to the lessor’s decision to require the improvements to be removed. We believe that it is improbable that there will ever be an obligation to retire the Clifford Center improvements pursuant to this provision.

Waterfront Ground Lease

We are subject to a surrender clause under the Waterfront Property ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land, contingent on the lessor’s decision at the time the ground lease expires. Accordingly, as of December 31, 2008 the Company recognized a $0.197 million liability in its consolidated balance sheet for this asset retirement obligation and expensed $0.037 million of related accretion for the twelve months ended December 31, 2008. We believe that it is improbable that there will ever be an obligation to retire the Waterfront Property improvements pursuant to this provision based on our estimates and understanding of the highest and best use of this real property.

Restaurant Row Theatre Venture Lease Termination

We entered into a Termination of Lease Agreement on October 29, 2007 with a tenant that has been leasing 21,541 square feet at the Waterfront Property under a long term lease since 1993, at rates that we believe are currently below market rates. The Termination of Lease Agreement provided us with the option to terminate the lease with 70 days advance written notice to the tenant and, when terminated, to pay a lease termination fee to the tenant in the amount of $2.45 million. We did not exercise the option but placed a deposit of $0.245 million in escrow. The remaining balance due at termination of $2.205 million has been included in accounts payable and other liabilities on the accompanying consolidated balance sheets at December 31, 2007 and December 31, 2008. We anticipate reaching an agreement with the tenant that would extend our option period to terminate the lease through at least July 31, 2009.

Purchase Commitments

We are required by certain leases and loan agreements to complete tenant and building improvements. As of December 31, 2008, this amount is projected to be $8.020 million, of which $2.139 million will be funded through reserves currently classified as restricted cash.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Tax Protection Arrangements

The Contributed Properties are subject to certain sale restrictions for ten years after the Effective Date. In the event we decide to sell a Contributed Property that would not provide continued tax deferral to Venture, we are required to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Internal Revenue Code by any of the equity interest holders of the recipient of the Operating Partnership units.

13.  Description of Equity Securities and Calculation of Non-Controlling Interests and Earnings per Share/Earnings per Unit

The partnership interests of our Operating Partnership are divided into three classes: (i) the general partnership interest; (ii) the limited partnership interest or Common Units; and (iii) the Preferred Units. The general partnership interest may be expressed as a number of Common Units, Preferred Units or any other Operating Partnership unit. The general partnership interest is denominated as a number of Common Units equal to the number of shares of common stock outstanding as of the Effective Date and after considering sales of shares that day.

Each Preferred Unit is convertible into 7.1717 Common Units, but no earlier than the later of March 19, 2010, and the date we consummate an underwritten public offering (of at least $75 million) of our common stock. Upon conversion of the Preferred Units to Common Units, the Common Units are exchangeable on a one-for-one basis for shares of our common stock, but no earlier than one year after the date of their conversion from Preferred Units to Common Units. The Preferred Units have fixed rights to annual distributions at an annual rate of 2% of their liquidation preference of $25 per Preferred Unit and priority over Common Units in the event of a liquidation of the Operating Partnership. At December 31, 2008, the cumulative unpaid distributions attributable to Preferred Units were $0.568 million.

The contractual terms and provisions of the Preferred Units include a beneficial conversion feature (BCF) because it provides the holders with a security whose market price was in excess of the carrying value of the corresponding Common Units at the date of their issuance, March 19, 2008. The aggregate market price attributable to the Preferred Units is $223.3 million (Market Value), based on a market price per share of the Company’s common stock of $6.85 relative to 32,597,328 common unit equivalents attributable to the 4,545,300 Preferred Units that were issued and are outstanding. The aggregate carrying value of Preferred Units was $70.4 million (Carrying Value) as of the date of their issuance. The aggregate amount of the BCF will be recognized by the UPREIT upon the consummation of an underwritten public offering (of at least $75 million) of our common stock resulting in a increase in the carrying amount of non-controlling interests, and a corresponding decrease in retained deficit, in our consolidated balance sheets. In addition, the BCF will be accreted by the UPREIT through the period ending on the earliest occurrence of either (i) the date we consummate an underwritten public offering (of at least $75 million) of our common stock or (ii) March 19, 2010. The accretion of the BCF is expected to result in an increase in the carrying amount of our non-controlling interests and a corresponding decrease to our retained deficit in our consolidated balance sheets, resulting in no net impact to our consolidated financial position or net income or loss.

Common Units and Preferred Units of the Operating Partnership do not have any right to vote on any matters presented to our stockholders. However, Venture, as the initial holder of these units has the contractual right to require the Advisor to vote the Proportionate Voting Preferred Stock as directed by it. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation. The Proportionate Voting Preferred Stock entitles the Advisor to vote on all matters for which the common stockholders are entitled to vote. The number of votes that the Advisor is entitled to cast at the direction of Venture, as the Operating Partnership unit holder, equals the total number of common shares issuable upon exchange of the Common Units and Preferred Units issued in connection with the Transactions. This number will decrease to the extent that these Operating Partnership units are exchanged for shares of common stock in the future. The number will not increase in the event of future unit issuances by the Operating Partnership.

Our common stock and Class B common stock are identical in all respects, except that in the event of liquidation the Class B common stock will not be entitled to any portion of our assets, which will be allocated and distributed to the holders of the common stock. Shares of our common stock and Class B common stock vote together as a single class and each share is entitled to one vote on each matter to be voted upon by our stockholders. Dividends on the common stock and Class B common stock are payable at the discretion of our Board of Directors.

Non-controlling interests include the interests in our Operating Partnership that are not owned by us, which amounted to 82.51% of the Common Units and all of the Preferred Units outstanding as of December 31, 2008. During the year ended December 31, 2008, no Operating Partnership units were redeemed and 723,102 Common Units were issued after the Transactions. As of December 31, 2008, 46,896,795 shares of our common stock were reserved for issuance upon conversion of outstanding Operating Partnership units.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

We present both basic and diluted earnings per share. Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net income available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during each period. Net income or loss in our Operating Partnership is allocated in accordance with the Partnership Agreement among our general partner and limited partner Common Unit holders in accordance with their ownership percentages in our Operating Partnership of 17.49% and 82.51%, respectively, after taking into consideration the priority distributions allocated to the limited partner preferred unit holders in our Operating Partnership.

There were no securities outstanding which would, upon conversion, result in dilution of EPS.

Outstanding Preferred Units of the Operating Partnership are convertible into Common Units, but no earlier than the later of March 19, 2010 and the date we consummate an underwritten public offering (of at least $75 million) of our common stock, which is a contingent event. The Common Units into which the Preferred Units will become convertible will become exchangeable for shares of our Common Stock one year after such conversion. Preferred Units outstanding at December 31, 2008 represent 32,597,528 common share equivalents, on an as-if converted basis. The probability that this contingency will be satisfied is currently not determinable. Accordingly, the Preferred Units, on an as-if converted basis, have not been included in our calculation of diluted earnings per share, including our calculation of the weighted average number of common and common equivalent shares outstanding.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

Loss per Share/Loss per Unit

The following is the basic and diluted loss per share/unit (in thousands, except share/unit and per share/unit amounts):

	Total	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 through December 31, 2008	For the Period from March 20, 2008 through December 31, 2008(2)	For the Period from January 1, 2008 through March 19, 2008	Year Ended December 31,2007
Net loss	$(7,712)	$(6,741)	$(971)	$(8,126)
Priority allocation to preferred unit holders	(108)	—	(108)	(497)
Net loss attributable to common share/unit holders — basic and diluted	$(7,820)	$(6,741)	$(1,079)	$(8,623)
Weighted average number of common shares		3,031,125
Potentially dilutive common shares(1) Restricted Stock Units (RSU)		—
Weighted average number of common shares outstanding — basic and diluted		3,031,125
Net loss per share — basic and diluted		$(2.22)
Weighted average number of units outstanding — basic and diluted			3,494,624	3,494,624
Net loss per unit — basic and diluted(3)			$(0.31)	$(2.47)

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

________

Notes:

(1)	For the year ended December 31, 2008 the potentially dilutive shares were not included in the net loss per share calculation as their effect is anti-dilutive.

(2)
For the period from March 20, 2008 through December 31, 2008, net loss attributable to common stockholders includes $1.781 million of priority allocation to preferred unit holders, which is included in non-controlling interests in the consolidated statements of operations.

(3)
We computed net loss per Common Unit for the periods prior to the transactions by increasing the historical net loss of Waterfront by the 2% cumulative distributions payable on the Preferred Units received by the former owners of Waterfront and dividing that total by the weighted average number of Common Units received by the former owners of Waterfront. We did not include the dilution impact of Preferred Units because the units are contingently convertible and the probability that the contingency will be satisfied is currently not determinable.

Dividends and Distributions

During the third quarter of 2008, we declared a quarterly cash dividend of $0.05 per share, payable to common stockholders of record at September 30, 2008, which was paid on October 15, 2008. The dividend was the first paid by us since our formation transactions on March 19, 2008. Commensurate with our declaration of a quarterly cash dividend, we paid distributions to holders of record of Common Units at September 30, 2008 in the amount of $0.05 per Common Unit, which was paid on October 15, 2008. In addition, we paid 2% cumulative unpaid and current distributions to holders of record of Preferred Units at September 30, 2008, which was paid on October 15, 2008.

On December 2, 2008, the Company declared a quarterly cash dividend of $0.05 per share of its common stock for the fourth quarter 2008. The dividend was paid on January 15, 2009 to shareholders of record on December 31, 2008. Commensurate with our declaration of a quarterly cash dividend, we paid distributions to holders of record of Common Units at December 31, 2008 in the amount of $0.05 per Common Unit, which was paid on January 15, 2009. In addition, we paid 2% distributions to holders of record of Preferred Units at December 31, 2008, which was paid on January 15, 2009.

Dividends declared are included in retained deficit in the accompanying consolidated statements of stockholders’ equity (members’ deficit). Two percent (2%) cumulative distributions on Preferred Units are included in non-controlling interests in the accompanying consolidated balance sheets.

14.  Related Party Transactions

We are externally advised by the Advisor; an entity owned and controlled by Mr. Shidler and certain related parties of The Shidler Group, who also own interests in our Company. The Advisor manages, operates and administers the Company’s day-to-day operations, business and affairs pursuant to the Amended and Restated Advisory Agreement dated as of the March 3, 2009 (the “Advisory Agreement”). The Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum. The corporate management fee is subject to reduction of up to $750,000 based upon the amounts of certain direct costs that we bear. Additionally, the Advisor and its affiliates are entitled to receive real property transaction management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, as well as property transaction management fees in an amount equal to 1% of the contract price of any acquired or disposed property, provided, however, that such real property management fees and property transaction management fees must be consistent with prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located. Pursuant to the Advisory Agreement, the Advisor shall bear the cost for any expenses incurred by the Advisor in the course of performing its advisory services for the Company.

Our Advisor is also entitled to certain fees related to any placement of debt or equity that we may undertake, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of Operating Partnership units, and (iii) 0.50% of the principal amount of any new indebtedness related to properties that we wholly own, and on properties owned in a joint venture with co-investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, we retain the right to terminate the Advisory Agreement upon 30 days’ written notice. In the event we decide to terminate the Advisory Agreement in order to internalize management and become self-managed, we would be obligated to pay the Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, the Advisor retains the right to terminate the Advisory Agreement upon 30 days’ prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.

During the year ended December 31, 2008, we incurred $0.587 million, net, in corporate management Advisory fees attributable to our Advisor which have been included in general and administrative expenses in the accompanying consolidated statements of operations. Other than as indicated below, no other amounts were incurred under the Advisory Agreement during the year ended December 31, 2008. Included in accounts payable and other liabilities in our consolidated balance sheet at December 31, 2008 is $1.06 million of amounts payable to related parties of The Shidler Group which primarily consist of rental revenues received by us subsequent to the date of the formation transactions, but that related to the Contributed Properties prior to the date of the formation transactions.

We, and Waterfront, paid amounts to certain related entities of The Shidler Group for services provided relating to leasing, property management and property acquisition underwriting, and property financing. The fees paid are summarized in the table below for the indicated periods (in thousands):

	Total	Pacific Office Properties Trust, Inc.	Waterfront
	For the Period from January 1, 2008 through December 31, 2008	For the Period from March 20, 2008 through December 31, 2008	For the Period from January 1, 2008 through March 19, 2008	Year Ended December 31, 2007
Property management fees to affiliates of Advisor	$2,573	$2,410	$163	$851
Leasing commissions	388	388	—	209
Corporate management fees to Advisor	587	587	—	—
Interest	1,172	1,172	—	—
Construction management fees and other	111	108	3	13
Total	$4,831	$4,665	$166	$1,073

Leasing commissions are capitalized as deferred leasing costs and included in “Intangible assets, net” in the accompanying consolidated balance sheets. These costs are amortized over the life of the related lease.

Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.0% to 4.0%), plus the payroll costs of on-site employees and are included in “Rental property operating” expenses in the accompanying consolidated statements of operations.

Property financing fees paid to the Advisor are capitalized and included as other assets in the accompanying consolidated balance sheets. These costs are amortized over the term of the related loan.

We lease commercial office space to affiliated entities. The annual rents from these leases totaled $0.460 million for the year ended December 31, 2008.

For the period from March 20, 2008 through December 31, 2008, interest payments on unsecured notes payable to related parties of The Shidler Group have been deferred.

During 2008, following exercise of the Option, we consummated the acquisition of managing ownership interests in five joint ventures. Additionally, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement, which caused the method of accounting to change to the equity method. Please see Note 5 for further discussion on our acquisitions of unconsolidated joint ventures.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

In September 2008, we reduced our balance of unsecured debt to related parties of The Shidler Group, which is included in “Unsecured notes payable to related parties” in the accompanying consolidated balance sheets, by $0.204 million through a non-cash settlement in exchange for a reduction of related party receivables. At December 31, 2008, $1.172 million of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheets. Please see Note 10 for additional information.

15.  Share-Based Payments

On May 21, 2008, the Board of Directors of the Company adopted the 2008 Directors’ Stock Plan, subject to stockholder approval (the “2008 Directors’ Plan”). The Company reserved 150,000 shares of the Company’s common stock under the 2008 Directors’ Plan for the issuance of stock options, restricted stock awards, stock appreciation rights and performance awards. However, only restricted stock awards are permitted to be issued until stockholder approval of the 2008 Directors’ Plan at or prior to the 2009 annual meeting. In the event the 2008 Directors’ Plan is not approved or obtaining stockholder approval otherwise becomes infeasible, the restricted stock awards shall be settled in cash on the date of the 2009 annual meeting. Management determined that the classification of the award as equity is appropriate, as cash settlement is outside of the control of the grantee and cash settlement is not probable.

On May 21, 2008, the Company issued restricted stock awards representing 24,240 shares under the 2008 Directors’ Plan, which awards vest on the date of the Company’s 2009 annual meeting, which we expect to hold in May 2009. The grant date fair value of each restricted stock unit was $6.60, which was the closing stock price on May 21, 2008. Accordingly, as required by FAS No. 123R, the Company recognized $0.093 million of compensation expense attributable to the 2008 Directors’ Plan during the year ended December 31, 2008. This amount is included in general and administrative expenses in the accompanying condensed consolidated statement of operations for the year ended December 31, 2008. As of December 31, 2008, none of our share-based payments to directors are vested.

Upon the Effective Date and in connection with the Transactions, certain employees and officers of the Advisor and the Company were granted fully vested indirect ownership interests in our Operating Partnership with an estimated fair value upon the Effective Date of $16.194 million. Accordingly, the Company recognized a one-time non-cash compensation charge in the amount of $16.194 million for the period from March 19, 2008 to March 31, 2008. This amount has been included in general and administrative expenses in the accompanying consolidated statements of operations.

16.  Segment Reporting

FAS No. 131 established standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. Segment information is prepared on the same basis that our management reviews information for operational decision making purposes. We own, manage, lease and acquire commercial real estate office properties located in Honolulu and the Western United States mainland, including Southern California, and the greater Phoenix metropolitan area. We are aggregating our operations by geographic region into two reportable segments (Honolulu and the Western United States mainland) based on the similar economic characteristics of the properties located in each of these regions. The products at all our properties include primarily rental of office space and other tenant services, including parking and storage space rental.

The following table summarizes the statements of operations, total assets, goodwill and capital expenditures, by region of our wholly-owned consolidated properties for the period from March 20, 2008 through December 31, 2008 (in thousands):

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

	Honolulu	Mainland — Western U.S.	Corporate	Total
Revenue:
Rental	$23,549	$10,885	$12	$34,446
Tenant reimbursements	16,832	973	—	17,805
Parking	5,503	825	—	6,328
Other	190	56	119	365
Total revenue	46,074	12,739	131	58,944
Expenses:
Rental property operating	27,585	6,513	—	34,098
General and administrative	—	—	18,547	18,547
Interest	16,775	3,145	1,460	21,380
Depreciation and amortization	14,784	6,684	—	21,468
Other	—	—	35	35
Total expenses	59,144	16,342	20,042	95,528
Loss before equity in earnings of unconsolidated joint ventures, non-operating income and non-controlling interests	$(13,070)	$(3,603)	$(19,911)	$(36,584)
Equity in earnings of unconsolidated joint ventures				93
Non-operating income				85
Non-controlling interests				29,665
Net (loss) income				$(6,741)
Total assets	$383,966	$130,062	$15,869	$529,897
Goodwill	$40,144	$21,375	$—	$61,519
Capital expenditures	$7,000	$1,514	$—	$8,514

For the periods from January 1, 2008 through March 19, 2008, and the twelve months ended December 31, 2007 for Waterfront, which operated in Hawaii, please see the consolidated statements of operations and consolidated balance sheet as of December 31, 2007 for financial information.

17.  Fair Value of Financial Instruments

SFAS No. 107, Disclosures about the Fair Value of Financial Instruments, requires us to disclose the fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

The fair market value of debt is determined using the trading price of public debt or a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality, and risk profile including the Company’s non-performance risk. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments. We calculate the fair value of our mortgage and collateralized loans, and unsecured notes payable based on currently available market rates, assuming the loans are outstanding through maturity and considering the collateral. The carrying value of our secured revolving line of credit approximates its fair value.

Pacific Office Properties Trust, Inc.

Notes to Consolidated Financial Statements — (Continued)

At December 31, 2008, the carrying value and estimated fair value of the mortgage and other collateralized loans were $400.11 million and $390.43 million, respectively. At December 31, 2008, the carrying value and estimated fair value of the unsecured notes payable to related parties were $23.78 million and $24.64 million, respectively. At December 31, 2007, the carrying amount and estimated fair value of the mortgage notes payable for Waterfront was $111.00 million and $112.22 million, respectively. Estimated fair values are based on the valuation method of SFAS 157 at December 31, 2008 and the valuation method of SFAS 107 at December 31, 2007.

18.  Quarterly Financial Information (unaudited)

The table below reflects the selected quarterly information for the years ended December 31, 2008 and 2007:

	Pacific Office Properties Trust, Inc.
	Three Months Ended				Waterfront
	December 31, 2008	September 30, 2008	June 30, 2008	March 20, 2008 to March 31, 2008(1)	January 1, 2008 to March 19, 2008
	(In thousands, except common share information)
Total revenue	$19,765	$18,599	$18,254	$2,326	$5,162
Loss before non-controlling interests	$(6,157)	$(6,221)	$(7,106)	$(16,922)	$(971)
Net loss	$(1,077)	$(1,188)	$(1,374)	$(3,102)	$(971)
Net loss per common share — basic and diluted	$(0.36)	$(0.39)	$(0.45)	$(1.02)
Weighted average number of common shares outstanding — basic and diluted	3,031,125	3,031,125	3,031,125	3,031,125
____________

Note:

(1)
Amounts have been updated to reflect the deconsolidation of a property, in which we own 7.5% managing interest, which was consolidated in the financial statements reported in our Form 10-Q for the quarter ended March 31, 2008. On April 1, 2008, the partnership agreement was modified which provided substantive participating rights to the non-managing member.

	Waterfront
	Three Months Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
	(In thousands)
Total revenue	$5,006	$5,014	$5,162	$4,978
Net loss	$(1,253)	$(2,331)	$(3,296)	$(1,246)

19.  Subsequent Events

On February 6, 2009, the Company filed an initial registration statement on Form S-11 with the Securities and Exchange Commission (SEC). The registration statement provides for the sale and issuance of up to $350 million in shares of Class B Common Stock (“Senior Common Stock”), including up to $300 million in shares to be sold to the public at a price of $10.00 per share and up to $50 million in shares to be issued pursuant to a dividend reinvestment program, at a price of $9.50 per share. The Company intends to sell the Senior Common Stock in a continuous offering through a dealer-manager on a “best efforts” basis and does not intend to list these shares on any exchange. The proceeds from the sale of Senior Common Stock will primarily be used for the acquisition of commercial office buildings in the Company’s targeted markets.

On March 3, 2009, our Board of Directors declared a cash dividend of $0.05 per share of our common stock for the first quarter of 2009. The dividend will be paid on April 15, 2009 to shareholders of record on March 31, 2009. Commensurate with our declaration of a quarterly cash dividend, we expect to pay distributions to holders of record of Common Units at March 31, 2009 in the amount of $0.05 per Common Unit, on April 15, 2009. In addition, we expect to pay 2% distributions to holders of record of Preferred Units at March 31, 2009, on April 15, 2009.